Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q1 RESULTS

Q1 NET SALES AND EPS EXCEED OUTLOOKS

Q1 NET SALES GROWTH 14.7%, EPS 24%

AFFIRMS FULL YEAR EPS OUTLOOK

2018 First Quarter Results	2018 Full Year Outlook
•Sales growth +14.7%; Organic +3.8% (volume +4.0%)	•Reported Sales growth raised to 9%
•Domestic Sales growth +13.9%; Organic +3.6% •International Sales growth +26.3%; Organic +6.8% •10 of 11 Power brands grew or held share •EPS growth +24%	•Organic Sales growth raised to exceed 3% •2018 EPS Outlook: $2.24 to $2.28, +16% to +18% Adjusted •Cash from operations expected to exceed $680MM

EWING, NJ, MAY 3, 2018 – Church & Dwight Co., Inc. (NYSE: CHD) today announced first quarter 2018 reported EPS of $0.63, a 24% increase, exceeding the Company’s outlook.  First quarter prior year included a $0.01 charge related to the sale of the Brazilian Specialty Products business.

First quarter net sales grew 14.7% to $1,006.0 million.  Organic sales grew 3.8% driven by global consumer products growth of 4.2%.  Global consumer organic sales were driven by volume growth of 4.7%, partially offset by 0.5% from unfavorable product mix and pricing, which continues to improve.

Matthew Farrell, Chief Executive Officer, commented, “We were pleased to deliver strong Q1 results as momentum from 2017 has continued into early 2018 exceeding our Q1 outlook of approximately 2% organic sales growth and $0.61 EPS.  The Consumer Domestic business posted strong volume growth in Q1 as 10 out of 11 power brands met or exceeded category growth.  The investments in our international business, particularly export, continue to pay off as evidenced by consistent organic growth.  Our 2017 acquisition of Waterpik continues to perform well.”

First Quarter Review

Consumer Domestic net sales were $751.4 million, a $91.7 million or 13.9% increase driven by recent acquisitions and household and personal care sales growth.  Organic sales increased 3.6% due to higher volume (+5.3%) offset by price and product mix (-1.7%).  Growth was led by ARM & HAMMER liquid and unit dose laundry detergent, ARM & HAMMER cat litter, OXICLEAN stain fighters, BATISTE dry shampoo, VITAFUSION and L’IL CRITTERS gummy vitamins and TOPPIK and VIVISCAL hair care businesses.

Consumer International net sales were $180.7 million, a $37.6 million or 26.3% increase driven by recent acquisitions, expansion of our export business, and broad-based household and personal care growth.  Organic sales increased 6.8% due to higher volume (+1.6%) and price and product mix (+5.2%).  Organic sales were driven primarily by OXICLEAN in the export business, STERIMAR, ARM & HAMMER toothpaste and OXICLEAN in Mexico and FEMFRESH and BATISTE in Australia.

Specialty Products net sales were $73.9 million, a -$0.5 million or -0.7% decrease.  Organic sales decreased     -1.0% due to lower volume (-3.8%) offset by commodity pass-through pricing (+2.8%) primarily in the animal productivity business.  Demand in the dairy industry is significantly reduced due to low milk prices.  Poultry industry demand continues to grow, reducing our dependence on the dairy industry.

Gross margin decreased 60 basis points to 44.9%.  Excluding the prior year Brazil charge, adjusted gross margin decreased 80 basis points.  The decrease was primarily driven by higher commodities and transportation costs.

Marketing expense was $99.9 million, an increase of $9.1 million or 10.0%.  Marketing expense as a percentage of net sales decreased 40 basis points to 9.9% reflecting 2017 acquisitions which have a lower spend rate.  Excluding acquisitions, marketing as a percentage of net sales increased 20 basis points to 10.5%.

Selling, general, and administrative expense (SG&A) was $131.3 million or 13.1% of net sales, a 30 basis point increase, primarily due to acquisitions, including intangible amortization costs.

Income from Operations was $220.3 million or 21.9% of net sales.

Other Expense was $21.7 million, primarily driven by incremental interest expense on higher debt levels related to recent acquisitions.

The effective tax rate was 21.4% compared to 30.9% in 2017.  This change was primarily due to the impact of the Tax Cuts and Jobs Act (“TCJA”) enacted in the U.S. in December 2017.

Operating Cash Flow

For the first three months of 2018, net cash from operating activities was $155.5 million, a $24.0 million increase from the prior year due to higher cash earnings and a smaller increase in working capital.  Capital expenditures for the first three months were $9.9 million, a $7.1 million increase from the prior year.

At March 31, 2018, cash on hand was $119.8 million, while total debt was $2,354.8 million.

2018 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long-term strategy to drive revenue and earnings growth, we have launched new products in several categories.  We launched ARM & HAMMER CLUMP & SEAL lightweight unscented cat litter with guaranteed 7-day odor control building on the success of our innovative CLUMP & SEAL franchise.  We expanded our ODOR BLASTERS laundry platform leveraging technology that helps eliminate tough odors.  We introduced new VITAFUSION and L’IL CRITTERS probiotics gummy vitamins supporting digestive health by providing friendly bacteria in a great tasting gummy.  WATERPIK launched a water flosser to restore whiteness while flossing.  TROJAN has launched NIRVANA, an assortment of sensation condoms celebrating self-expression in an exclusive package design.  BATISTE continues to expand distribution with three unique fragrances leveraging its #1 U.S. share position.”

Outlook for 2018

Mr. Farrell stated, “We now expect sales growth to be 9% and organic sales growth to exceed 3%.  We continue to expect EPS of $2.24 to $2.28 or adjusted EPS growth of 16% to 18% (reported decline of 21% to 23% due to 2017 tax law changes) in 2018 which reflects continued strong business performance as stronger volume growth and share gains are expected to offset increasing pressure on gross margin from rising commodity and transportation costs.”

For the second quarter, we expect reported sales growth of 12% and organic sales growth of 3%.  We expect EPS to approximate $0.46 per share, a 59% reported increase over last year’s Q2 EPS and a 12% adjusted increase over last year’s Q2 EPS.”

Church & Dwight Co., Inc. will host a conference call to discuss first quarter 2018 results on May 3, 2018 at 10:00 a.m. (ET).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 6878049.  A replay will be available two hours after the call at 855-859-2056 using the same access code.  You also can participate by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of competitive laundry detergent products, including unit dose laundry detergent; the impact of foreign exchange and commodity price fluctuations; the impact of acquisitions and divestitures; capital expenditures; the impact of pension settlement charges; the impact of U.S. tax reform and the Company’s effective tax rate. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; increases in transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	March 31, 2018	March 31, 2017
Net Sales	$1,006.0	$877.2
Cost of sales	554.5	477.9
Gross Profit	451.5	399.3
Marketing expenses	99.9	90.8
Selling, general and administrative expenses	131.3	112.4
Income from Operations	220.3	196.1
Equity in earnings of affiliates	2.1	2.1
Other income (expense), net	(21.7)	(8.0)
Income before Income Taxes	200.7	190.2
Income taxes	42.9	58.7
Net Income	$157.8	$131.5
Net Income per share - Basic	$0.64	$0.52
Net Income per share - Diluted	$0.63	$0.51
Dividends per share	$0.22	$0.19
Weighted average shares outstanding - Basic	244.9	254.1
Weighted average shares outstanding - Diluted	250.0	259.7

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	March 31, 2018	December 31, 2017
Assets
Current Assets
Cash and Cash Equivalents	$119.8	$278.9
Accounts Receivable	361.1	345.9
Inventories	357.2	330.7
Other Current Assets	53.3	44.7
Total Current Assets	891.4	1,000.2
Property, Plant and Equipment (Net)	600.6	607.7
Equity Investment in Affiliates	9.4	9.3
Trade Names and Other Intangibles	2,331.1	2,320.5
Goodwill	1,991.5	1,958.9
Other Long-Term Assets	118.9	118.2
Total Assets	$5,942.9	$6,014.8
Liabilities and Stockholders’ Equity
Short-Term Debt	$253.5	$270.9
Current portion of Long-Term debt	299.2	-
Other Current Liabilities	678.0	664.1
Total Current Liabilities	1,230.7	935.0
Long-Term Debt	1,802.1	2,103.4
Other Long-Term Liabilities	766.8	758.4
Stockholders’ Equity	2,143.3	2,218.0
Total Liabilities and Stockholders’ Equity	$5,942.9	$6,014.8

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	March 31, 2018	March 31, 2017

Net Income	$157.8	$131.5

Depreciation and amortization	35.7	29.3
Deferred income taxes	(2.5)	9.4
Non-cash compensation	3.1	2.0
Other	(1.0)	0.9
Subtotal	193.1	173.1

Changes in assets and liabilities:
Accounts receivable	(11.3)	(11.2)
Inventories	(23.5)	(21.3)
Other current assets	(4.7)	(3.5)
Accounts payable and accrued expenses	(32.6)	(47.9)
Income taxes payable	34.5	39.3
Other	0.0	3.0
Net cash from operating activities	155.5	131.5

Capital expenditures	(9.9)	(2.8)
Acquisitions	(49.9)	(160.3)
Other	(0.2)	3.8
Net cash (used in) investing activities	(60.0)	(159.3)

Net change in short-term debt	(17.4)	158.8
Payment of cash dividends	(53.0)	(48.4)
Proceeds from stock option exercises	16.4	22.7
Purchase of treasury stock	(200.0)	(157.1)
Deferred financing and other	(1.6)	(0.4)
Net cash (used in) financing activities	(255.6)	(24.4)

F/X impact on cash	1.0	3.9

Net change in cash and cash equivalents	$(159.1)	$(48.3)

2018 and 2017 Product Line Net Sales

	Three Months Ended		Percent
	3/31/2018	3/31/2017	Change
Household Products	$413.0	$394.5	4.7%
Personal Care Products	338.4	265.2	27.6%
Consumer Domestic	$751.4	$659.7	13.9%
Consumer International	180.7	143.1	26.3%
Total Consumer Net Sales	$932.1	$802.8	16.1%
Specialty Products Division	73.9	74.4	-0.7%
Total Net Sales	$1,006.0	$877.2	14.7%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions and excluding foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin excluding the effect of a charge taken in 2017 related to the Brazil Specialty Products business.  We believe that excluding this charge from gross margin provides a useful measure of the Company’s ongoing operating performance and a more effective comparison to prior periods by excluding significant one-time events.

Adjusted Marketing Expense:

This press release provides information regarding adjusted marketing expense, namely marketing expense excluding the effect of acquisitions which have a lower spend rate.  We believe that excluding this charge from marketing expense provides a more effective comparison to prior periods.

Adjusted EPS:

This press release also presents adjusted EPS, namely, earnings per share calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period to period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year earnings per share growth.  Adjusted 2017 EPS excludes a charge related to the Brazil Specialty Products business, a settlement charge related to the U.K. pension termination, a tax benefit from a joint venture impairment, and a one-time tax benefit to adjust deferred tax accounts and reflect deemed repatriation of foreign subsidiary earnings as a result of the Tax Cuts and Jobs Act.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 3/31/2018

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	14.7%	16.1%	13.9%	26.3%	-0.7%
Less:
Acquisitions	10.2%	10.5%	10.3%	11.8%	8.1%
Add:
FX / Other	-1.3%	-1.4%	0.0%	-7.7%	0.0%
Divestitures	0.6%	0.0%	0.0%	0.0%	7.8%

Organic Sales Growth	3.8%	4.2%	3.6%	6.8%	-1.0%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended March 31, 2018		For the quarter ended March 31, 2017		Change
Adjusted Gross Profit and Margin Reconciliation
Gross Profit and Margin - Reported	$451.5	44.9%	$399.3	45.5%	(60)	bps
Brazil Charge	$-	0.0%	$1.3	0.2%	(20)	bps
Gross Profit and Margin - Adjusted (non-GAAP)	$451.5	44.9%	$400.6	45.7%	(80)	bps

Adjusted Marketing Expense Reconciliation
Marketing Expense - Reported	$99.9	9.9%	$90.8	10.3%	(40)	bps
Acquisitions	$(3.5)	0.6%	$-	0.0%	60	bps
Marketing Expense - Adjusted (non-GAAP)	$96.4	10.5%	$90.8	10.3%	20	bps

Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.63		$0.51		23.5%
Brazil Charge	$-		$0.01
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.63		$0.52		21.2%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	June 30, 2018	December 31, 2018
Reported Sales Growth	12%	9%
Less:
Acquisitions	8%	5%
FX / Other	1%	1%

Organic Sales Growth	3%	3%

	For the quarter ended
	June 30, 2018	June 30, 2017	Change
Forecasted Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.46	$0.29	58.6%
U.K. Pension Termination	$-	$0.12
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.46	$0.41	12.2%

Forecasted Adjusted Diluted Earnings Per Share Reconciliation

	For the Year Ended December 31,
	2018	2017	% Change

Diluted Earnings Per Share - Reported	$2.24 - 2.28	$2.90	-21% to -23%

Brazil Charge	$-	$0.01

U.K. Pension Settlement Charge	$-	$0.12

Joint Venture Impairment Tax Benefit	$-	$(0.03)

U.S. TCJA Tax Reform	$-	$(1.06)

Diluted Earnings Per Share - Adjusted (non-GAAP)	$2.24 - 2.28	$1.94	16% to 18%